Exhibit 32

Certificate Pursuant to 18 U.S.C. Section 1350, as Adopted

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Each of the undersigned officers of Tootsie Roll Industries, Inc. certifies that (i) the Annual Report on Form 10-K of Tootsie Roll Industries, Inc. for the year ended December 31, 2014 (the Form 10-K) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and (ii) the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Tootsie Roll Industries, Inc.

Dated:	February 27, 2015	/s/ Ellen R. Gordon
Ellen R. Gordon
Chairman and Chief Executive Officer

Dated:	February 27, 2015	/s/ G. Howard Ember, Jr.
G. Howard Ember, Jr.
Vice President/Finance and Chief Financial Officer